UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2006
Hythiam, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025

(Address of principal executive offices, Zip Code)
(310) 444-4300

(Telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
     On December 12, 2006, Hythiam, Inc. entered into Stock Purchase Agreements with ten accredited investors, substantially in the form of Exhibit 99.1 attached hereto and incorporated herein by reference.
ITEM 3.02 Unregistered Sales of Equity Securities
     On December 12, 2006, pursuant to the Stock Purchase Agreements described in Item 1 above, the Company agreed to issue in a private placement an aggregate of approximately 3.6 million shares of its common stock at a price of $7.30 per share for gross proceeds of approximately $26 million. The Company agreed to pay a 7% commission to placement agents in connection with the transaction. The Company anticipates that the private placement will close on or around Monday, December 18, 2006.
     The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering. Each of the purchasers represented their intention to acquire the securities for their own account for investment purposes and not with a view to the distribution thereof other than in accordance with applicable law. Appropriate legends are affixed to the stock certificates issued in the transaction. All purchasers either received or had access to adequate information concerning the investment. The stock purchase agreements include customary registration rights, obligating the Company to file a registration statement covering resale of the purchased shares within 30 days.
ITEM 8.01 Other Events
     On December 13, 2006, the Company issued the press release attached to this report as Exhibit 99.2 and incorporated herein by reference.
     The Company intends to use the proceeds of the private placement for general corporate purposes including, without limitation, financing infrastructure, sales and marketing, and strategic partnerships.
     Except as required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.
ITEM 9.01 Financial Statements and Exhibits
     (c) Exhibits.
          Exhibit 99.1 Form of Stock Purchase Agreement.
          Exhibit 99.2 Press release dated December 13, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HYTHIAM, INC.
Date: December 13, 2006	By:	/s/ CHUCK TIMPE
Chuck Timpe
Chief Financial Officer